EXHIBIT 10.82


                                   AMENDMENT
                               TO LEASE AGREEMENT

     This Amendment dated as of October 23, 2003, and effective the later of January 1, 2004 or the date when the entire amount of square footage set forth on Schedule A is ready for occupancy (the "Effective Time") is by and among BFS Realty, LLC ("Owner") and National Medical Health Card Systems, Inc. ("NMHC"). All defined terms used, but not otherwise defined herein, shall have their meanings set forth in the Lease Agreement between NMHC and Owner, dated as of August 1, 2001, as amended to date, together with any and all attachments thereto (the "Lease Agreement").

     WHEREAS, NMHC and Owner have entered into the Lease Agreement pursuant to which NMHC leases approximately 26,500 square feet in the building known as 26 Harbor Park Drive, Port Washington, NY 11050 (the "Building") from Owner;

         WHEREAS, Owner has increased the usable square footage of the Building;

     WHEREAS, NMHC desires to increase the amount of square footage it leases in the Building, and to make such changes and modifications as hereinafter set forth.

     WHEREAS, the parties desire to amend the terms of the Lease Agreement to make such changes and modifications as hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and covenants and agreements contained herein, the parties agree as follows:

     1. The Lease Agreement, effective as of the Effective Time, is hereby amended as follows:

     a. The first sentence of the second paragraph of the Lease Agreement shall be deleted in its entirety and replaced with the following:

                           "Witnesseth: Owner hereby leases to Tenant and Tenant
                  hires from Owner approximately 34,270 square feet (as described in Schedule A) in the building known as 26 Harbor Park Drive, Port Washington, New York 11050 (the "Building") in the County of Nassau for the term as defined herein or until such term shall sooner cease and expire as hereinafter provided, at an annual rate set forth as provided in Rider B attached hereto and made a part hereof."

     b. The attached Schedule A shall be added to and made a part of the Lease Agreement.

     c. The attached Exhibit B shall be added to and made a part of the Lease Agreement.

     d. Rider B of the Lease Agreement shall be deleted in its entirety and replaced with the Rider B attached hereto and made a part of the Lease Agreement.

     e. Section 2 of the Lease Agreement shall be deleted in its entirety and replaced with the following:

                           "Occupancy:

     2. Tenant shall use and occupy the demised premises for general office and warehouse space provided such use is in accordance with the certificate of occupancy for the building, if any, and for no other purpose."

     f. The definition of "Fixed Rent", "Minimum Rent", or "Fixed Minimum Rent" in Section A-1.04 of Rider A shall be deleted in its entirety and replaced with the following:

                           "'Fixed Rent", "Minimum Rent", or "Fixed Minimum
                  Rent" shall mean the annual rent calculated in accordance with Rider B."

     g. The definition of "Lease Commencement Date" in Section A-1.14 of Rider A shall be deleted in its entirety and replaced with the following:

            "'Lease Commencement Date" shall be the Effective Time."

     h. The definition of "Term" in Section A-1.16 of Rider A shall be deleted in its entirety and replaced with the following:

                           "'Term" is the period from the Lease Commencement
                  Date to the close of business on December 31, 2013 (such date being hereinafter referred to as the "Expiration Date") or such earlier date upon which the Term of this Lease shall expire or be cancelled or terminated pursuant to any of the conditions or covenants of this Lease or pursuant to law."

                  i. The definition of "Rentable Square Footage" in Section A-1-17 of Rider A shall be deleted in its entirety and replaced with the following:

     "'Rentable Square Footage" shall mean approximately 34,270 square feet; provided, however, that Tenant shall have the right, upon sixty (60) days prior written notice to Landlord, to reduce the Rentable Square Footage by (i) 500 square feet covering the portion of the Premises designated in Exhibit A as "New Human Resources" and (ii) the amount of square footage utilized by NMHC for Human Resources purposes prior to the execution of this Amended Lease Agreement (such amount being included as a portion of the square footage set forth in Exhibit A as "Common Area.")

                  j. Section A-14.02 of Rider A is hereby amended to add the following:

     "Notwithstanding anything to the contrary in this Lease, a change in the ownership of and/or power to vote a majority of the outstanding capital stock of NMHC resulting from a sale of the capital stock of NMHC by Bert E. Brodsky shall be excluded from the provisions of this Article A-14."

     k. Section A-16.04(a) of Rider A is hereby deleted in its entirety and replaced with the following:

     "(a) Notwithstanding any provision(s) in this Lease to the contrary, the parties acknowledge and agree that (i) the Premises are demised under this Lease for a minimum aggregate Rent (subject to such increases and other costs as provided throughout this Lease and Tenant's Early Termination right) of $5,311,850 for the Term, payable upon the execution of this Lease, (ii) the terms of this Lease which provide for the payment of Rent in installments are solely for the convenience of Tenant, and (iii) upon the default in the payment of Rent in installments as aforesaid, then the full aggregate Rent hereby reserved for the entire Term then remaining unpaid shall, at Landlord's option, become due and payable upon demand."

     l. Article A-18 of Rider A is hereby amended to add the following:

     "A-18.24 Notwithstanding anything to the contrary contained in this Lease, Tenant shall have the right to terminate this Lease on, and only on, December 31, 2008 ("Early Termination"). If Tenant wishes to exercise its right of Early Termination it shall provide Landlord with sixty (60) days prior written notice prior to the end of the January 1, 2008 - December 31, 2008 lease year (the "Early Termination Notice") of its intent to do so. The failure by Tenant to exercise its right of Early Termination shall waive Tenant's right of Early Termination. In consideration for its right of Early Termination, Tenant hereby agrees to pay to Landlord an amount equal to the Fixed Rent that would otherwise be payable by Tenant to Landlord for the next succeeding thirty (30) months (the "Early Termination Fee"). The Early Termination Fee shall be payable by Tenant, in whole, at any time following the Early Termination Notice; provided, however, that in no event shall such Early Termination Fee be paid by Tenant following the end of the thirty (30) day period after such Early Termination Notice. Failure by Tenant to pay the Early Termination Fee during such thirty (30) day period shall cancel Tenant's right of Early Termination granted hereunder. Notwithstanding the foregoing, if Landlord shall lease all of the Premises at any time during the immediate thirty (30) months following Tenant's Early Termination, Landlord shall pay to Tenant (the "Termination Fee Reimbursement") within 30 days an amount equal to the difference between (a) the Early Termination Fee and (b) the product of (i) the monthly Fixed Rent used to calculate the Early Termination Fee and (ii) the difference between thirty (30) months and the number of months that have passed since Tenant's Early Termination which number shall be calculated as of the date in which such new tenant takes possession of the Premises; provided, however, that if the base rent payable by such new tenant during such period is less than the Termination Fee Reimbursement, Landlord shall only be obligated to reimburse Tenant the difference between the Termination Fee Reimbursement and the base rent payable by such new tenant during such period.

     m. Article A-19 is hereby deleted in its entirety and replaced with the following:

        "Article A-19.    Representations and Warranties of the Parties

     A-19.01 As material inducements for Landlord entering into this Lease, Tenant hereby represents and warrants to Landlord that Tenant is a corporation duly organized and validly existing under the laws of the State of Delaware; is legally qualified to do business in the State of New York and all other jurisdictions in which it does business; the persons executing and delivering this Lease on behalf of Tenant have been lawfully and duly authorized to do so; and when so executed and delivered this Lease represents the valid, binding and legally enforceable obligations of Tenant.

     A-19.02 Landlord hereby represents and warrants to Tenant that upon termination of the Lease Agreement (the "IDA Lease") made and entered into as of June 1, 1994 by and between Nassau County Industrial Development Agency and Brodsky Sibling Realty, Inc., as amended and subsequently assigned to Landlord, Landlord with either (a) exercise the option to purchase the Building pursuant to Section 8.1 of the IDA Lease; or (b) make all reasonable efforts to extend the term of the IDA Lease such that Tenant's interest in the Premises shall not be disturbed during the term of this Lease."

                  n. Section A-22.01 of Rider A is hereby amended to add the following:

     "(c) Notwithstanding anything to the contrary in this Lease, a transfer of a controlling interest in the shares of Tenant resulting from a sale of the capital stock of Tenant by Bert E. Brodsky shall not be deemed to be an assignment by Tenant requiring the prior written consent of Landlord."

                  o. Article C-1 of Rider C is hereby amended to add the following section:

     "Section C-1.09 Notwithstanding anything to the contrary in this Lease, during the Term, Landlord shall provide Tenant with employee(s) to provide mailroom services (as more fully described on Exhibit B) and the services of an employee of Landlord, or its designee, to provide routine maintenance services for Tenant at no additional charge to Tenant. It is understood and agreed by Landlord and Tenant that routine maintenance services shall not include those services provided by Landlord under Section C-1.03 for which Tenant shall be liable for its Pro Rata Share of the cost thereof. Notwithstanding the foregoing, Tenant shall be liable, as Rent, for actual out-of-pocket costs and expenses incurred by Landlord, other than salary expense, in the course of providing the foregoing mailroom and routine maintenance services."

     p. Section C-3.02 of Rider C is hereby amended to add the following language immediately after the last sentence of Section C-3.02:

     "Notwithstanding the foregoing to the contrary, Landlord shall provide Tenant with ten (10) visitor parking spaces in a designated area of the parking facility in front of the Building and an additional five (5) executive parking spaces in a designated area of the parking facility in the rear of the Building near the entrance to the Premises. In addition to the foregoing, Landlord agrees to provide Tenant with 50% of the total parking spaces available in the parking facility.

     q. Rider C is hereby amended to add the following Article:

     "Article C-7. Exercise Room and Equipment

     C-7.01 Landlord agrees to provide and maintain an exercise room and exercise equipment for use by Tenant and its employees. Tenant agrees that any use of the exercise room and exercise equipment by its employees shall be subject to the rules and regulations governing the use thereof provided to Tenant by Landlord. Tenant further agrees that any such use shall be at Tenant's and its employees' own risk. Landlord agrees that the exercise equipment shall include a mix of aerobic, freeweight and weight machines as Landlord reasonably determines.

     (b) Tenant agrees to pay its pro-rata share in connection with any and all insurance policies reasonably required to be maintained by Landlord governing the use of the exercise room and exercise equipment. In addition to the indemnification provided for under the Lease, Tenant agrees to indemnify and hold harmless Landlord, to the fullest extent permitted by law, to defend Landlord from and against any and all claims, liabilities, actions, judgments and expenses, including reasonable attorneys' and other professional fees and expenses, in connection with bodily or personal injury, death and/or damage to property arising out of the use by Tenant and its employees, officers, agents or invitees of the exercise room and exercise equipment. At the request of Landlord, Tenant shall cause each of its employees to execute any form prior to entering the exercise room and utilizing exercise equipment."

     2. Except as expressly provided herein, all terms and conditions of the Lease Agreement shall be unmodified and in full force and effect.

     3. From and after the execution and delivery of this Amendment, all references to the Lease Agreement contained in other agreements and instruments executed and delivered pursuant to or in connection with the Lease Agreement shall hereinafter mean and refer to the Lease Agreement as amended hereby.

     4. This Amendment may be executed in counterparts by the parties hereto, all of which shall constitute one and the same instrument. A facsimile transmission of this signed

     Amendment bearing a signature on behalf of a party hereto shall be binding on such party.

     5. This Amendment shall be governed by the laws of the State of New York.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the day and year first above written.


                                                   BFS REALTY, LLC

                                                   By:_________________________
                                                      Name:____________________
                                                      Ttle:____________________

                                               NATIONAL MEDICAL HEALTH
                                                 CARD SYSTEMS, INC.

                                                By:__________________________
                                                 Name:_______________________
                                                 Title:______________________

                                   SCHEDULE A*

                                 Square Footage

Dedicated to NMHC


Work Area/Executive Area                    18,791
Data Center                                  2,132
Board Room                                     512

Shared Areas
New Cafeteria                                1,020
Gym     500
New Human Resources                            500
Loading Area                                   344
Mail Room                                      272
Training Room                                  964
Warehouse                                    3,522

Common Area**:                               5,713


Total:                                      34,270

     *A Floor Plan is attached hereto as Exhibit A
     ** Includes Bath Rooms, Hallways and Reception

                                    EXHIBIT A
                                   FLOOR PLAN

                                    EXHIBIT B

                                MAILROOM SERVICES

     The mailroom services listed below shall be provided by Landlord to Tenant pursuant to Section C-1.09 and be provided on a timely basis.

     Any mail delivery, receipt, collection, distribution, sending, affixing postage or other similar service pertaining to mail;

     Interoffice mail collection and distribution;

     Federal Express, UPS, United States Post Office, or other courier service, runs.

                                     RIDER B

                                      Rent

     Beginning at the Effective Time, Fixed Rent shall be $531,185, payable in advance in equal monthly installments of $44,265.42, for the 12 month period beginning at the Effective Time. Fixed Rent during the remainder of the Term shall be increased as follows:

     Commencing as of January 1, 2005, and continuing on each annual anniversary of such day throughout the remainder of the Term (each such day being referred to as a "Rent Adjustment Date"), the Fixed Rent shall be increased by the Consumer Price Index plus 2.5%; provided however, that in no event shall the Fixed Rent on a Rent Adjustment Date be more than 3.5% percent greater than the Fixed Rent due for the immediately preceding lease year.

     The term "Consumer Price Index" shall mean the Consumer Price Index for the New York-Northeastern New Jersey area, which is currently published by the United States Department of Labor, Bureau of Labor Statistics. If however, this Consumer Price Index is changed so that the base year is altered from that used as of the commencement of the Effective Time, then the Consumer Price Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics, to obtain the same results that would have been obtained had the base year not been changed. If no conversion factor is available, or if the Consumer Price Index is otherwise changed, revised or discounted for any reason, there shall be substituted in lieu thereof, and the term "Consumer Price Index" shall thereafter refer to, the most nearly comparable official price index of the United States Government to obtain substantially the same result as would have been obtained had the original Consumer Price Index not been changed, revised or discontinued, which alternative index shall be selected by Landlord and shall be subject to Tenant's reasonable, prior, written approval.

     If Tenant exercises its right to reduce the Rentable Square Footage by 500 square feet as provided herein, the Fixed Rent shall be reduced pro rata.